For additional information, contact:
T. Heath Fountain
Chief Executive Officer
229-426-6000, extension 6012

COLONY BANKCORP, INC. PROMOTES DEREK SHELNUTT TO
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

FITZGERALD, GA. (January 23, 2024) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”), the bank holding company for Colony Bank, announced today that Derek Shelnutt has been promoted to Executive Vice President and Chief Financial Officer of the Company, effective January 18, 2024. Shelnutt was previously promoted to Executive Vice President and Chief Financial Officer of Colony Bank on July 1, 2023, and previously served as Senior Vice President and Chief Accounting Officer of the Company.

Since joining the Company in September 2020, Shelnutt has served in roles of increasing responsibility including Chief Accounting Officer, Treasurer, and Controller. With over ten years of experience in the financial services industry, he has also held the positions of Auditor, Treasury Accountant, and Sarbanes-Oxley Compliance Manager.

Commenting on the announcement, Heath Fountain, Chief Executive Officer, said, “Derek’s ability to excel in each new role he’s assumed, along with his impressive career progression over the past four years, underscores his deep financial acumen and strong leadership capabilities. This promotion is a well-deserved recognition of his hard work and the significant contributions he has made to the Company. I’m proud to congratulate him on this promotion and look forward to witnessing his continued success.”

Shelnutt holds a Master of Professional Accounting and Bachelor of Business Administration in Accounting from the University of West Georgia. He is a Certified Public Accountant in the states of Georgia and South Carolina and is a member of the American Institute of Certified Public Accountants. Shelnutt is a native of the West Georgia area, where he currently resides with his wife and son.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in Fitzgerald, Georgia in 1975, Colony operates locations throughout Georgia and has expanded to serve Birmingham, Alabama, as well as Tallahassee and the Florida Panhandle. At Colony Bank, we offer a range of banking solutions for personal and business customers. In addition to traditional banking services, Colony provides specialized solutions including mortgage, government guaranteed lending, consumer insurance, wealth management, and merchant services. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.

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